Exhibit 99.1

Our Company

We are a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport boats, sterndrive and outboard boats. We have the #1 market share position in the United States in the performance sport boat category through our Malibu and Axis Wake Research (“Axis”) brands. With our recent acquisition of Cobalt Boats, LLC (“Cobalt”), we also have the #1 market share position in the United States through our Cobalt brand in the 24’—29’ segment of the sterndrive category. Our boats are used for water sports, including water skiing, wakeboarding and wake surfing, as well as general recreational boating. We believe we have been a consistent innovator in the recreational powerboat industry, designing products that appeal to an expanding range of recreational boaters and water sports enthusiasts whose passion for boating and water sports is a key aspect of their lifestyle. We believe many of our innovations, such as our proprietary Surf Gate technology launched in 2012, expand the market for our products by introducing consumers to new and exciting recreational activities. We also added another strong brand in Cobalt with a versatile lineup of boats, further deepening our product portfolio, expanding our addressable market, and ultimately, our ability to provide consumers with a better customer-inspired experience. We believe that the performance, quality, value and multi-purpose features of our boats position us to achieve our goal of increasing our market share in the expanding recreational boating industry.

We sell our high performance boats under three brands—Malibu; Axis; and Cobalt. Our flagship Malibu boats offer our latest innovations in performance, comfort and convenience, and are designed for consumers seeking a premium performance sport boat experience. Retail prices of our Malibu boats typically range from $50,000 to $180,000. We launched our Axis boats in 2009 to appeal to consumers who desire a more affordable performance sport boat product but still demand high performance, functional simplicity and the option to upgrade key features. Retail prices of our Axis boats typically range from $50,000 to $95,000. Our Cobalt boats consist of mid to large-sized luxury cruisers and bowriders that we believe offer the ultimate experience in comfort, performance and quality. Retail prices for our Cobalt boats typically range from $50,000 to $700,000.

Our boats are constructed of fiberglass, available in a range of sizes, hull designs, and propulsion systems (i.e., inboard, sterndrive and outboard). We employ experienced product development and engineering teams that enable us to offer a range of models across each of our brands while consistently introducing innovative features in our product offerings. Our engineering team closely collaborates with our manufacturing personnel in order to improve product quality and process efficiencies. The results of this collaboration are reflected in our receipt of numerous industry awards, such as the “WSIA Innovation of Year” for the Malibu Command Center in 2017 and the Boating Industry’s “Top Product Award” for the Integrated Surf Platform (“ISP”) in 2016.

We sell our boats through a dealer network that we believe is the strongest in the recreational powerboat industry. As of July 1, 2017, our Malibu and Axis brand distribution channel consisted of 126 independent dealers operating in 146 locations in North America and we had 59 independent dealer locations across 40 countries outside of North America, including Australia. Our Malibu and Axis brand boats are the exclusive performance sport boats offered by the majority of our dealers. Our acquisition of Cobalt has allowed us to expand into Cobalt’s strong network of over 130 dealer locations, a large percentage of those dealers having the #1 or #2 market share in their respective markets. The acquisition of Cobalt has increased our total independent dealer network to over 300 globally. Our dealer base is an important part of our consumers’ experience, our marketing efforts and our brands. We devote significant time and resources to find, develop and improve the performance of our dealers and believe our dealer network gives us a distinct competitive advantage.

Recent Developments

Preliminary Financial Information for Quarter Ended June 30, 2017

We believe that unit volume will be approximately 1,004 units for the three months ended June 30, 2017, net sales will be between approximately $74.7 million and $75.1 million for the three months ended June 30, 2017 and gross profit will be between approximately $19.6 million and $20.0 million for the three months ended June 30, 2017. For the three months ended June 30, 2016, unit volume was 922 units, net sales were $66.7 million and gross profit was $17.8 million.

The estimates above are preliminary and may change. We have provided a range for certain preliminary results described above primarily because our financial closing procedures for the quarter ended June 30, 2017 are not yet complete. There can be no assurance that our final results for this period will not differ from these estimates, including as a result of year-end closing and audit procedures or review adjustments and any such changes could be material. In addition, these preliminary results of operations for the quarter ended June 30, 2017, are not necessarily indicative of the results to be achieved for any future period. KPMG LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.

As a result of the foregoing considerations, investors are cautioned not to place undue reliance on this preliminary financial information. There are material limitations associated with making estimates of our results prior to the completion of our and our auditors’ normal audit procedures for such periods. See “Special Note Regarding Forward-Looking Statements,” “Summary Historical Consolidated Financial Data,” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus supplement.

Acquisition of Cobalt

We completed our acquisition of Cobalt on July 6, 2017. We paid a purchase price of $130.0 million, which is subject to certain adjustments, including customary adjustments for the amount of working capital in the business at the closing date and subject to adjustment for any judgment or settlement in connection with a pending litigation matter between Cobalt and Sea Ray Boats, Inc. and Brunswick Corporation. We paid $1 million of the purchase price in newly issued shares of our Class A common stock to William Paxson St. Clair, Jr. and paid the balance of the purchase price with proceeds from Malibu Boats, LLC’s term loans.

We added Mr. William Paxson St. Clair, Jr. as a member of our board of directors, effective with the closing of the acquisition of Cobalt. Mr. St. Clair is the President of Cobalt.

Malibu Boats, LLC, our wholly owned subsidiary, also entered into a Second Amended and Restated Credit Agreement with SunTrust Bank, as administrative agent, swingline lender and issuing bank in connection with our acquisition of Cobalt. The credit agreement provides for a term loan facility in an aggregate principal amount of $160.0 million, of which $55.0 million was drawn on June 28, 2017 to refinance the loans under Malibu Boats, LLC’s prior credit agreement and $105.0 million was drawn on July 6, 2017 to fund the payment of the purchase price for the acquisition of Cobalt. The credit agreement also provides for a revolving credit facility of up to $35.0 million. Each of the term loans and the revolving credit facility have a maturity date of July 1, 2022. We intend to use all of the net proceeds from this offering, up to $50.0 million, to prepay a portion of Malibu Boats, LLC’s outstanding term loans. See “Underwriting (Conflict of Interest).”

Our Strengths

#1 Market Share Position in Performance Sport Boat Category. According to SSI, we have held the number one market share position, based on unit volume, in the United States among manufacturers of performance sport boats for calendar years since 2010, including 2016. We have grown our U.S. market share from 24.4% in 2010 to 33.0% in 2016. The following table reflects our U.S. market share in the performance sport boat category compared to the market share of our competitors for the periods shown:

	U.S. Market Share in Performance Sport Boat Category
Manufacturer/Brand(s)	2010	2011	2012	2013	2014	2015	2016
Malibu Boats/Malibu and Axis	24.4%	29.0%	30.8%	33.0%	32.0%	32.0%	33.0%
Correct Craft, Inc./Nautique (1)	23.1	19.9	19.6	20.6	23.0	21.6	21.9
MasterCraft Boat Company, LLC/Mastercraft	23.3	23.9	21.8	20.0	20.5	21.7	21.5
Skier’s Choice, Inc./Supra and Moomba	16.7	15.6	14.7	12.6	12.0	12.8	12.2
All others	12.5	11.6	13.1	13.8	12.5	11.9	11.4

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	In June 2015, Correct Craft acquired a majority interest in both Centurion Boats and Supreme Boats. Accordingly, market share for Ski Supreme, Centurion, and Nautique are reflected combined here for all periods for better comparison.

In addition, our 48% market share of performance sport boat exports to international markets for the 12 months ended March 31, 2017 was the highest among U.S. manufacturers and was more than that of our top two competitors combined.

#1 Market Share Position in the 24’—29’ Segment of the Sterndrive Boat Category. Our recent acquisition of Cobalt has established us as a market leader in the sterndrive category. According to SSI, our Cobalt brand holds the highest market share for sterndrive boats in the 24’—29’ segment, a segment that we believe is the largest segment within the overall sterndrive category by retail sales dollars. Since 2010, Cobalt has expanded its market share in this segment from 14.2% in 2010 to 29.2% in 2016. The following table reflects our U.S. market share in the 24’—29’ segment of the sterndrive boat category compared to the market share of our competitors for the periods shown:

	U.S. Market Share in Sterndrive 24’—29’ Segment
Manufacturer/Brand(s)	2010	2011	2012	2013	2014	2015	2016
(units sold)
Cobalt Boats	14.2%	18.3%	18.1%	21.0%	27.0%	27.8%	29.2%
Sea Ray	18.6%	20.7%	20.6%	17.2%	16.6%	16.5%	15.4%
Chaparral	12.7%	16.7%	15.7%	18.0%	16.1%	14.9%	14.0%
Regal Boats	5.1%	5.9%	7.5%	8.1%	6.9%	9.3%	8.9%
Crownline	6.4%	6.7%	8.5%	7.5%	6.9%	7.5%	8.4%
Monterey	3.6%	4.9%	5.6%	6.7%	6.1%	6.4%	6.9%
All Others	39.4%	26.8%	24.0%	21.6%	20.4%	17.7%	17.1%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Industry-leading Product Design and Innovation. We believe that our innovation in the design of new boat models and new features has been a key to our success, helping us increase our market share within our categories and generally broaden the appeal of our products among recreational boaters. As a result of the features we have introduced, we believe that our boats are used for an increasingly wide range of activities and are increasingly easier to use, while maintaining the high performance characteristics that consumers expect. Additionally, by introducing new boat models in a range of price points, sizes, bow and hull designs, engine propulsion, and optional performance features, we believe we have enhanced consumers’ ability to select a boat suited to their individual preferences. Our commitment to, and consistency in, developing new boat models and introducing new features are reflected in several notable achievements, including:

•	release of our patented Surf Gate technology in 2012, which allows users to surf on either side of the boat’s wake, generates a better quality surf wave and was the WSIA Innovation of the Year in 2013;

•	launch of our Axis brand of boats in 2009, designed from the ground up to be an entry-level product, which has captured a 11.3% share of the U.S. market in the performance sport boat category as of December 31, 2016;

•	evolution of our patented Power Wedge, introduced in 2006 into the industry leading Integrated Surf Platform that includes an array of exclusive Malibu technology—Power Wedge II, Surf Gate, Surf Band and Command Center—and provides our consumers with the ability to customize the size and shape of their wakes and waves;

•	successful new model introductions each year. For model year 2017, we launched four new Malibu models: the Malibu Wakesetter 24 MXZ, the Malibu Wakesetter 22 MXZ, and the Malibu Wakesetter 21 VLX were all launched in the summer of 2016; and the Malibu Response TXi was launched in November of 2016. For model year 2017, five new Cobalt models were launched: the Gateway Series CS1, the A Series A36, the SD-SC Series 23SC and 25SC Outboards, and the WSS Surf Series CS3WSS Surf; and

•	a strong new expected product lineup for model year 2018 that includes a new Axis T22, a new Axis A24, an unidentified Malibu introduction and the launch of the new Wakesetter 23 LSV. In addition, Cobalt expects to announce three new models for model year 2018.

Focus on Vertical Integration Opportunities. We have vertically integrated several key components of our manufacturing process, including the manufacturing of boat trailers, towers and tower accessories, machined and billet parts, and tooling. Most recently, we announced an initiative to vertically integrate engine marinization for our Malibu and Axis brands. Vertical integration of key components of our boats gives us the ability to increase incremental margin per boat sold by reducing our cost base and improving the efficiency of our manufacturing process. Additionally, it allows us to have greater control over design, consumer customization options, construction quality, and our supply chain. For example, if our engine marinization initiative is implemented, our reliance on our two engine suppliers for Malibu and Axis will be significantly diminished, reducing the risk that a change in cost or production from any engine supplier could adversely affect our business. We continually review our manufacturing process to identify opportunities for additional vertical integration investments.

Intellectual Property. A key element of our growth and increased market share has been our intellectual property, which we believe is the best in our industry. Among the most innovative and sought after features on our boats has been Surf Gate. Together with Power Wedge and Surf Band, we believe that these patented technologies will continue to drive demand for our products and increased margins. With our acquisition of Cobalt, we have acquired additional valuable intellectual property, such as Swim Step, further increasing the appeal of our product portfolio. Consequently, there is an increased need to vigorously defend our patents and other intellectual property to ensure we maintain our competitive edge. Because of the appeal of these technologies, we have entered into agreements to license them to other manufacturers within the performance sport boat category. We believe licensing our products provides us with a significant strategic advantage over our competitors by allowing us to expand into other markets and broadening the appeal of these technologies into segments that would not otherwise have them, thereby eventually creating a path to a Malibu purchase.

Strong Dealer Network. We have worked diligently with our dealers to develop one of the strongest distribution networks in the recreational powerboat industry. We believe that our Malibu and Axis brand distribution network of 146 North American dealer locations and 84 international dealer locations as of July 1, 2017 allows us to distribute our performance sport boat products more broadly and effectively than our competitors. For calendar year 2016, our Malibu and Axis brand dealers held or tied for the #1 market share position for the performance sport boat category in 70 of 119 U.S. markets. Our Cobalt distribution network includes more than 130 North American dealer locations. Of those, 22 Cobalt dealers are ranked in Boating Industry’s Top 100 Dealers survey, with six Cobalt dealers ranked in the top 10. We continually review our geographic coverage to identify opportunities for expansion and improvement, and will, where necessary, add dealer locations to address previously underserved markets or replace underperforming dealers.

Highly Recognized Brands. We believe our Malibu, Axis and Cobalt brands are widely recognized in the recreational powerboat industry, which helps us reach a growing number of target consumers. For over 30 years, our Malibu brand has generated a loyal following of recreational boaters and water sports enthusiasts who value the brand’s premium performance and features. Our Axis brand has grown rapidly as consumers have been drawn to its more affordable price point and available optional features. Our newly-acquired Cobalt brand has developed into one of the industry’s most recognizable and respected brands over its 50-year history. We believe that the appeal of our superior performance and innovative products combined with our history with boating enthusiasts and professional water sports athletes contributes to our brand awareness with dealers and consumers. We are able to build on this brand recognition and support through a series of marketing initiatives coordinated with our dealers or executed directly by us. Our marketing efforts are conducted using an array of strategies, which include digital advertising, social media engagement, advertisements in endemic media and the sponsorship of grass-roots boating and watersport events. Additionally, our boats, their innovative features, our sponsored athletes and our dealers all frequently win industry awards, which we believe further boosts our brand recognition and reputation for excellence. We believe our marketing strategies and accomplishments enhance our profile in the industry, strengthen our credibility with consumers and dealers, and increase the appeal of our brands.

Diverse Product Offering. Our acquisition of Cobalt broadens our product portfolio, allowing us to engage consumers in multiple categories within the recreational powerboat industry. Malibu operates in the performance sport boat category, controlling the highest market share. Cobalt is the market leader in the 24’—29’ segment of the sterndrive category, and has recently expanded its product portfolio beyond traditional sterndrive boats with the introduction of its wake surfing and outboard product lines, increasing Cobalt’s addressable market. Overall, we believe our acquisition of Cobalt diversifies our product offering and consumer base, while simultaneously building a collectively stronger boat manufacturer.

Compelling Margins and Cash Flow. Our net income margin was 8.0% and 10.1% for fiscal year 2016 and for the nine months ended March 31, 2017, respectively. Our adjusted EBITDA margin was 19.1% and 19.5% for fiscal year 2016 and for the nine months ended March 31, 2017, respectively. We also produced $35.6 million and $30.6 million net cash from operating activities for fiscal year 2016 and for the nine months ended March 31, 2017, respectively. We have previously executed, and continue to execute, on an array of initiatives focused on reducing our costs and improving the efficiency of our manufacturing process, enabling us to maintain attractive margins and strong cash flows. These efforts include vertical integration of engines, trailers, towers and tower accessories production, giving us the ability to increase incremental margin per boat sold. In addition, our low capital expenditure requirements and highly efficient working capital cycle have allowed us to generate significant excess cash flow from operations, excluding one-time litigation costs incurred in each of fiscal year 2016 and the nine months ended March 31, 2017. We believe our strong cash flow increases our financial stability and provides us with more flexibility to invest in growth initiatives. We further believe our experience implementing operational improvements and vertical integration initiatives to expand margin will positively impact the performance of our recently acquired Cobalt subsidiary. Significant opportunities for operational and financial improvement exist within the Cobalt business and include sourcing and procurement, lamination, assembly processes personnel management, and vertical integration.

Highly Experienced Management Team. Our experienced management team has demonstrated its ability to navigate various economic cycles, identify, create and integrate new product innovations, improve financial performance, optimize operations, enhance our distribution model and recruit top industry talent. Our Chief Executive Officer, Jack Springer, joined Malibu Boats in 2009 and has assembled an executive team with strong, complementary talents and experience.

This team has led a workforce that we believe has produced superior results, including market share gains, sales growth and profitability improvement.

Our Strategy

We intend to capitalize on the recovery in the recreational powerboat industry through the following strategies:

Continue to Develop New and Innovative Products in Our Categories. We intend to continue developing and introducing new and innovative products—both new boat models to better address a broader range of consumers and new features to deliver better performance, functionality, convenience, comfort and safety to our consumers. We believe that new products and features are important to the growth of our market share, the continued expansion of our categories and our ability to maintain attractive margins.

Our product development strategy consists of a two-pronged approach. First, we seek to introduce new boat models to target unaddressed or underserved segments of the recreational powerboat industry, while also updating and refreshing our existing boat models regularly. For example, we introduced Axis-branded boats starting in 2009 to address the entry-level segment of the performance sport boat category, we launched the Malibu Wakesetter MXZ product line in 2012 to enter the premium “picklefork” bow design segment of the performance sport boat category, and we released the Malibu M235 in 2016 to deliver luxury and performance in the ultra-premium segment of the performance sport boat category. Second, we seek to develop and integrate innovative new features into our boats, such as Surf Gate, Malibu Touch Command and Power Wedge. Over the past two years, we have continued these strategies by introducing eight new models, including three in the Axis line, and we have enhanced our optional feature offerings with the new Power Wedge II and the industry’s first 12-inch touchscreen dash system. For our 2017 model year, we released the Wakesetter 22 MXZ, the Wakesetter 24 MXZ, the Wakesetter 21VLX and the Malibu Response TXi. We intend to continue releasing new products and features multiple times during the year, which we believe enhances our reputation as a leading-edge boat manufacturer and provides us with a competitive advantage. For our 2018 model year, which began July 1, 2017, we released the newly redesigned Wakesetter 23 LSV, Axis T22 and the Axis A24 and, in November 2017, we expect to launch a new Malibu model. In addition, our initiative to produce our own engines, announced in November 2016, is well underway and we expect to continue our vertical integration strategy focused on delivering better quality and value to our consumers while enhancing margins.

Our recent acquisition of Cobalt is consistent with this strategy, given Cobalt’s strong track record of producing innovative new products and refreshing existing boat models. Cobalt has established a leading market position in the sterndrive category, having progressively updated its portfolio with new models in line with emerging industry trends. In 2017, Cobalt launched a series of Cobalt-branded outboard propulsion models to expand its addressable market. Cobalt has been able to achieve growth in recent years partly by pivoting and expanding into the performance sport boat category through its new Cobalt Surf series, combining new surf features into successful preexisting CS3, R3, R5 and R7 models.

Further Strengthen Our Dealer Network. Our goal is to achieve and maintain leading market share in each of the categories in which we operate. We continually assess our distribution network and believe we take the actions necessary to achieve our goal. We intend to strengthen our current footprint by selectively recruiting market-leading dealers who currently sell our competitors’ products. In addition, we plan to continue expanding our dealer network in certain geographic areas to increase consumer access and service in strategic markets. Our recent acquisition of Cobalt improves our overall dealer network, as Cobalt distributes through a large percentage of dealers with #1 or #2 market share in their respective markets. We believe our targeted initiatives to enhance and grow our dealer network organically and our integration of Cobalt’s dealer network will increase unit sales in the future.

Continue to Seek Vertical Integration Opportunities. Over the past several years, we have focused on expanding our vertical integration capabilities, having brought in-house the production of towers and tower accessories, trailers, machined and billet parts, and, most recently, we announced an initiative to begin marinizing engines for our Malibu and Axis brand boats. Additional vertical integration opportunities exist, and we are aggressively monitoring these opportunities. With our recent acquisition of Cobalt, we believe opportunities exist to leverage Malibu’s vertical integration investments, including manufacturing towers and tower accessories, trailers, and machined and billet parts for Cobalt boats.

Selectively Pursue Strategic Acquisitions. One of our growth strategies is to drive growth in our business through targeted acquisitions that add value while considering our existing brands and product portfolio. We have focused on growth through acquisitions both domestically and abroad, as evidenced by our recent acquisition of Cobalt and our October 2014 acquisition of our Australian licensee. The primary objectives of our acquisitions are to expand our presence in new or adjacent categories, to expand into other product lines and business that may benefit from our operating strengths, and to increase the size of our addressable market. When we identify potential acquisitions, we attempt to target companies with a leading market share, strong cash flows, and an experienced management team and workforce that provide a fit with our existing operations. After completing an acquisition, we focus on integrating the company with our existing business to provide additional value to the combined entity through cost savings and revenue synergies, such as the optimization of manufacturing operations, improved processes around product development, enhancement of our existing dealer distribution network, administrative cost savings, shared procurement, vertical integration and cross-selling opportunities.

Accelerate International Expansion. Based on our U.S. leadership position, brand recognition, diverse, innovative product offering and distribution strengths, we believe that we are well-positioned to increase our international sales. Our 48% market share of performance sport boat exports to international markets for the twelve months ended March 31, 2017 was the highest among U.S. manufacturers and is supported by an extensive international distribution network of 59 international dealer locations for our Malibu and Axis brand boats. We believe we can increase our international sales by both promoting our products in developed markets where we have a well-established dealer base, such as Western Europe, and by penetrating new and emerging markets where we expect rising consumer incomes to increase demand for recreational products, such as Asia and South America. Our recent acquisition of Cobalt also expands the product offering that we may offer to dealers and allows us the ability to cross-sell into our existing dealer networks where appropriate.

Our Market Opportunity

During calendar year 2016, retail sales of new recreational powerboats in the United States totaled $8.2 billion. Of the recreational powerboat categories defined and tracked by the NMMA, our core market corresponds most directly to the inboard ski/wakeboard category, which we refer to as the performance sport boat category. We serve this category through our Malibu, Axis and

Cobalt brands. Through our Cobalt brand, we also now directly access the larger outboard and sterndrive categories, which together accounted for more than $5.5 billion of retail sales in calendar year 2016. Combined, our product portfolio allows us to meaningfully access an addressable market that represented nearly $6.6 billion in retail sales in 2016. The following table illustrates the size of our addressable market in units and retail sales for calendar year 2016 according to NMMA:

Recreational Powerboat Category	Unit Sales	Retail Sales
		(Dollars in millions)
Outboard	160,900	$4,659
Sterndrive	12,200	878
Performance sport boat	8,700	818
Jet boat	5,000	205

Total addressable market	186,800	$6,560

We believe we are well-positioned to benefit from trends in our addressable market, including:

Improving Macroeconomic Environment Driving Increased Consumer Demand for Boats. Following the economic downturn, the recreational powerboat industry has grown and is projected to continue to recover by the NMMA. While domestic sales of recreational powerboats in 2016 grew to approximately 187,300 units, they remained 37% below historical peak 2006 sales volume of approximately 298,000 units. Within our primary category, performance sport boats, units grew to approximately 8,700 in 2016, 34% below the category’s historical peak 2006 sales volume of 13,100. We believe there remains significant opportunity for growth from increased consumer demand in the recreational powerboat industry as the economy improves, but there are numerous variables that have potential to impact future growth.

Size and Strong Growth of Outboard Category. The outboard category of the recreational powerboat industry is the largest category, measured both by unit sales and retail sales. In 2016, outboard boats represented approximately 86% of total units sold and approximately 71% of total retail sales in the United States. Additionally, the outboard category has been one of the strongest performers of the recreational powerboat industry over the past several years. The chart below illustrates the performance of the outboard category based on retail sales since 2010, growing, on average, 7.4% in each of the past six years:

U.S. Outboard Retail Sales

With our recent Cobalt acquisition, we now have a product line designed specifically to target the outboard category of the recreational powerboat industry. We believe the outboard category will continue to be the largest and one of the strongest categories of the recreational powerboat industry, and that significant opportunity remains for us to enhance our outboard product portfolio and dealer distribution network to capitalize on the outboard category’s performance.

Increasing Ages of Used Boats Driving New Boat Sales. In 2016, according to NMMA retail sales data, new recreational powerboats accounted for approximately one out of five recreational powerboat sales in the United States compared to an average of approximately one out of four between 2002 and 2008. We believe the shift toward purchasing more used boats during the economic downturn helped cause the average age of recreational powerboats in use to increase from 15 years in 1997 to over 21 years today. We believe that as the recreational powerboat industry continues its ongoing recovery and older boats reach the end of their usable lives, we expect consumer purchases of new boats will shift back toward historic levels benefiting new boat manufacturers.

Employees

As of July 31, 2017, we employed 1,244 people, 492 of whom work at our Malibu facilities in Tennessee, 640 of whom work at our Cobalt facilities in Kansas, 43 of whom work at our Malibu California site, 64 of whom work at our Malibu Australia facility and 5 who work remotely. As of July 31, 2017, approximately 13.5% of our employees were salaried and 86.5% were hourly workers. As of June 30, 2016, we had 540 employees. We believe we maintain excellent relations with our employees.

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